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                   Berkshire Realty Company, Inc. ( NYSE-BRI )
                                  NEWS RELEASE
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FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:                                  AT THE FINANCIAL RELATIONS BOARD:
David Marshall, CEO  (617) 646-2325              Virginia St. John-Needham, General Information  (310) 442-0599
Marianne Pritchard, CFO  (617) 646-2322          Stephanie Mishra, Analyst Information  (415) 986-1591
Shareholder Relations:  (888) 867-0100           Martin Gitlin, Media Information  (212) 661-8030
AT BERKSHIRE REALTY HOLDINGS:
Douglas Krupp  (617) 574-8360

                         BERKSHIRE REALTY COMPANY, INC.
                      ANNOUNCES DEFINITIVE MERGER AGREEMENT
                    WITH PARTNERSHIP LED BY CHAIRMAN OF BOARD

Boston, MA - April 14, 1999 -- Berkshire Realty Company, Inc. (the "Company") (NYSE: BRI) and Berkshire Realty Holdings, L.P., a partnership formed by Chairman of the Board Douglas Krupp and affiliates of Blackstone Real Estate Advisors and Whitehall Street Real Estate Limited Partnership XI (an affiliate of Goldman, Sachs & Co.), today announced that they have entered into a definitive merger agreement. The Company's Board of Directors has approved the merger agreement based on a recommendation from a special committee of the Board comprised of four independent directors.

Pursuant to the terms of the agreement, shareholders of Berkshire will receive $12.25 in cash per share of common stock. Limited partners in Berkshire's Operating Partnership can elect to receive the same cash consideration per OP unit or become limited partners of the acquiring partnership. The transaction is valued in excess of $1.3 billion.

"My partners and I are excited at the prospect of continuing to develop the business of Berkshire," Mr. Krupp stated. "At the same time this is also a good outcome for Berkshire's shareholders in a difficult market for public real estate companies."

Berkshire announced in May 1998 that its Board of Directors had engaged advisors to review various strategic alternatives for the Company, including a potential sale or merger and a Plan of Liquidation that Berkshire's charter requires be presented to its shareholders. In December 1998, the Company announced that it had filed proxy materials with the Securities and Exchange Commission related to a Plan of Liquidation and that the Board had decided to recommend to shareholders that they vote against approval of the Plan. Berkshire's Board believes that the merger produces the greatest value to shareholders. Filings with the Securities and Exchange Commission on Schedule 13D had previously been made by the investors in the acquiring partnership detailing their prior merger proposals.

The transaction will be a taxable event for common shareholders and OP unit holders who elect to receive the cash consideration. The transaction is subject to the approval of Berkshire's shareholders and other closing conditions. It is anticipated the closing will occur in the fourth quarter of 1999.

Berkshire was advised by Lazard Freres & Co., LLC, Lehman Brothers Inc. and Prudential Securities. Greenhill & Co., LLC advised the acquiring partnership. General Counsel Scott Spelfogel and Hale and Dorr LLP represented Berkshire while Baker & Hostetler LLP represented the Special Committee of the Board of Directors of Berkshire. Douglas Krupp was represented by Paul, Weiss, Rifkind, Wharton & Garrison. Blackstone was represented by Simpson Thacher & Bartlett and Whitehall was represented by Sullivan & Cromwell.

Berkshire Realty Company, Inc. is a multifamily real estate investment trust which acquires, renovates, rehabilitates, develops and operates apartment communities. The Company currently owns 82 apartment communities consisting of 24,387 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States.

Whitehall Street Real Estate Limited Partnership XI is a $2.2 billion equity fund and is the seventh in a series of funds sponsored and capitalized by Goldman Sachs, along with public and private investors, to acquire real estate worldwide.

Blackstone Real Estate Advisors, an affiliate of The Blackstone Group, has invested approximately $5.5 billion in real estate assets, including buildings representing over 11 million square feet of office space in the United States and Europe, and luxury hotels such as the Savoy, Four Seasons, Ritz-Carlton and Hyatts with more than 5,800 rooms. The firm, based in New York, will make the investment from its third real estate private equity fund.


         For more information on Berkshire Realty, via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol BRI,
                or visit our web site at http://www.brireit.com.